Exhibit 99.1

Press Release

BayCom Corp Reports 2024 Third Quarter Earnings of $6.0 Million

WALNUT CREEK, CA, October 17, 2024--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank” or “UBB”), announced earnings of $6.0 million, or $0.54 per diluted common share, for the third quarter of 2024, compared to earnings of $5.6 million, or $0.50 per diluted common share, for the second quarter of 2024 and $6.6 million, or $0.56 per diluted common share, for the third quarter of 2023.

Net income for the third quarter of 2024 compared to the second quarter of 2024 increased $417,000, or 7.4%, primarily as a result of a $570,000 increase in net interest income and a $1.3 million increase in noninterest income, partially offset by a $1.1 million increase in provision for credit losses, a $62,000 increase in noninterest expense and a $279,000 increase in provision for income taxes. Net income for the third quarter of 2024 compared to the third quarter of 2023 decreased $613,000, or 9.2%, primarily as a result of a $1.9 million decrease in net interest income and a $571,000 increase in provision for credit losses, partially offset by a $1.0 million increase in noninterest income, a $445,000 decrease in noninterest expense, and a $366,000 decrease in provision for income taxes.

Net income for the nine months ended September 30, 2024 compared to the same period in 2023 decreased $3.5 million, or 16.8%, primarily as a result of a $6.8 million decrease in net interest income and a $2.0 million increase in the provision for credit losses, partially offset by a $2.0 million increase in noninterest income, a $1.4 million decrease in noninterest expense and a $1.8 million decrease in provision for income taxes.

George Guarini, Founder, President, and Chief Executive Officer of the Company, stated, "Based on our third quarter 2024 results, it appears that our net interest margin has stabilized, loan demand has started to recover, and our credit quality remains strong, supported by a strong deposit base. During the quarter, we proactively managed certain problem assets, reducing nonaccrual loans.  Overall, our credit quality is solid, and we have not identified any systemic credit issues within our loan portfolio."

Guarini concluded, "Our focus on improving the efficiency ratio by increasing revenues and streamlining processes is yielding positive results. In addition, we remain committed to enhancing our tangible book value and delivering long-term shareholder value through earnings growth and share repurchases."

Third Quarter Performance Highlights:

●	Annualized net interest margin was 3.73% for the current quarter, compared to 3.69% for the preceding quarter and 4.03% for the same quarter a year ago.
●	Annualized return on average assets was 0.94% for the current quarter, compared to 0.87% for the preceding quarter and 1.03% for the same quarter a year ago.
●	Assets totaled $2.6 billion at September 30, 2024, June 30, 2024, and September 30, 2023.
●	Loans, net of deferred fees, totaled $1.9 billion at both September 30, 2024 and June 30, 2024, compared to $2.0 billion at September 30, 2023.
●	Nonperforming loans totaled $9.7 million or 0.51% of total loans, at September 30, 2024, compared to $16.1 million or 0.87% of total loans, at June 30, 2024, and $14.3 million, or 0.73% of total loans, at September 30, 2023.
●	The allowance for credit losses for loans totaled $18.3 million, or 0.96% of total loans outstanding, at September 30, 2024, compared to $19.0 million, or 1.02% of total loans outstanding, at June 30, 2024, and $19.8 million, or 1.01% of total loans outstanding, at September 30, 2023.

●	A $1.2 million provision for credit losses was recorded during the current quarter, compared to a $171,000 provision for credit losses in the prior quarter and a $674,000 provision for credit losses in the same quarter a year ago.
●	Deposits totaled $2.1 billion at September 30, 2024, compared to $2.2 billion at both June 30, 2024 and September 30, 2023. At September 30, 2024, noninterest-bearing deposits totaled $618.3 million, or 28.9% of total deposits, compared to $618.6 million, or 28.4% of total deposits, at June 30, 2024, and $667.3 million, or 30.9% of total deposits, at September 30, 2023.
●	The Company repurchased 51,240 shares of common stock at an average cost of $21.15 per share during the third quarter of 2024, compared to 204,794 shares of common stock repurchased at an average cost of $20.17 per share during the second quarter of 2024, and 239,649 shares of common stock repurchased at an average cost of $18.86 per share during the third quarter of 2023.
●	On August 22, 2024, the Company announced the declaration of a cash dividend on the Company’s common stock of $0.10 per share, which was paid on October 10, 2024 to shareholders of record as of September 19, 2024.
●	The Bank remained a “well-capitalized” institution for regulatory capital purposes at September 30, 2024.

Earnings

Net interest income increased $570,000, or 2.6%, to $22.9 million for the third quarter of 2024 from $22.3 million in the prior quarter, and decreased $1.9 million, or 7.8%, from $24.8 million in the same quarter a year ago. The increase in net interest income from the previous quarter reflects an increase in interest income on loans and a minimal increase in interest income on investment securities, partially offset by a decrease in interest income on fed funds sold and interest-bearing balances in banks and an increase in interest expense on deposits. The decrease in net interest income from the same quarter in 2023 reflects an increase in interest expense on deposits and a decrease in interest income on loans, partially offset by increases in interest income on federal funds sold and interest-bearing balances in banks, interest income on investment securities and dividends on FHLB stock. Average interest-earning assets increased $8.5 million, or 0.35%, and decreased $3.0 million, or 0.12%, for the third quarter of 2024 compared to the second quarter of 2024 and the third quarter of 2023, respectively. The average yield earned (annualized) on interest earning assets for the third quarter of 2024 was 5.45%, compared to 5.37% for the second quarter of 2024 and 5.34% for the third quarter of 2023. The average rate paid (annualized) on interest-bearing liabilities for the third quarter of 2024 was 2.62%, compared to 2.54% for the second quarter of 2024, and 2.04% for the third quarter of 2023. The increases in average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities for the third quarter of 2024 compared to the second quarter of 2024 and the same quarter a year ago reflect rising market interest rates.

Interest income on loans, including fees, increased $1.2 million, or 4.9%, to $26.2 million for the three months ended September 30, 2024 from $25.0 million for the prior quarter, primarily due to a $27.2 million increase in the average balance of loans and a 12 basis point increase in the average loan yield. Interest income on loans, including fees, decreased $997,000, or 3.7%, for the three months ended September 30, 2024 from $27.2 million for three months ended September 30, 2023, primarily due to a $105.3 million decrease in the average balance of loans, partially offset by a 11 basis point increase in the average loan yield. The average balance of loans was $1.9 billion for both the third quarter and second quarter of 2024, compared to $2.0 billion for the third quarter of 2023. The average yield on loans was 5.53% for the third quarter of 2024, compared to 5.41% for the second quarter of 2024 and 5.42% for the third quarter of 2023. The increase in the average yield on loans from the second quarter of 2024 and the third quarter of 2023 was due to the impact of increased rates on variable rate loans, as well as new loans being originated at higher market interest rates.

Interest income on loans included $114,000 in amortization of the net discount on acquired loans for the three months ended September 30, 2024, compared to $124,000, and $372,000 in accretion of the net discount on acquired loans for the three months ended June 30, 2024 and September 30, 2023, respectively. The balance of the net discounts on these acquired loans totaled $449,000, $540,000, and $419,000 at September 30, 2024, June 30, 2024, and September 30, 2023, respectively. Interest income included fees related to prepayment penalties of $12,000 for the three months ended September 30, 2024, compared to $70,000 and $142,000 for the three months ended June 30, 2024 and September 30, 2023, respectively.

Interest income on investment securities increased $212,000, or 9.7%, to $2.4 million for the three months ended September 30, 2024, compared to $2.2 million for the three months ended June 30, 2024, and increased $689,000, or 40.4%, from $1.7 million for the three months ended September 30, 2023. The average yield on investment securities increased 10 basis points to 4.60% for the three months ended September 30, 2024, compared to 4.50% for the three months ended June 30, 2024, and increased 59 basis points from 4.01% for the three months ended September 30, 2023. The increases in average yield were due to higher market interest rates on newly purchased securities. The average balance of investment securities totaled $207.0 million for the three months ended September 30, 2024, compared to $195.1 million and $168.6 million for the three months ended June 30, 2024 and September 30, 2023, respectively. In addition, during the third quarter of 2024, we received $393,000 in cash dividends on our FRB and FHLB stock, down slightly from $395,000 in the second quarter of 2024 and up from $376,000 in the third quarter of 2023.

Interest income on federal funds sold and interest-bearing balances in banks decreased $405,000, or 8.4%, to $4.4 million for the three months ended September 30, 2024, compared to $4.8 million for the three months ended June 30, 2024, and increased $893,000, or 25.4%, from $3.5 million for the three months ended September 30, 2023, as a result of changes in the average yield and average balance. The average yield on federal funds sold and interest-bearing balances in banks decreased four basis point to 5.43% for the three months ended September 30, 2024, compared to 5.47% for the three months ended June 30, 2024, and increased five basis points from 5.38% for the three months ended September 30, 2023. The average balance of federal funds sold and interest-bearing balance in banks totaled $323.6 million for the three months ended September 30, 2024, compared to $354.3 million and $259.6 million for the three months ended June 30, 2024 and September 30, 2023, respectively. The decrease in average balance during the current quarter compared to the prior quarter was due to funding of new loan originations in the current quarter. The increase in average balance during the current quarter compared to the same quarter one year ago was due to higher retained cash balances as a result of lower new loan production during 2023 and the first half of 2024.

Interest expense for the three months ended September 30, 2024 increased $450,000, or 4.5%, to $10.6 million, compared to $10.1 million for the three months ended June 30, 2024, and increased $2.5 million, or 31.7%, compared to $8.0 million for the three months ended September 30, 2023, reflecting higher funding costs primarily related to increased rates of interest on our deposits due to higher market rates. The average balance of deposits totaled $2.1 billion for the third quarter of 2024 and second quarter of 2024, compared to $2.2 billion for the third quarter of 2023. The average cost of funds for the third quarter of 2024 was 2.62%, compared to 2.54% for the second quarter of 2024 and 2.04% for the third quarter of 2023. The increase in the average cost of funds during the current quarter compared to the prior quarter of 2024 and the third quarter of 2023 was due to higher interest rates paid on money market and time deposits due to increased competition and pricing pressures and a change in deposit mix due to a shift of deposits from noninterest-bearing accounts to higher costing money market and time deposits. The average cost of deposits for the three months ended September 30, 2024 was 1.75%, compared to 1.69% for the three months ended June 30, 2024, and 1.27% for the three months ended September 30, 2023. The average balance of noninterest-bearing deposits decreased $4.6 million, or 0.74%, to $615.8 million for the three months ended September 30, 2024, compared to $620.5 million for the three months ended June 30, 2024 and decreased $58.9 million, or 8.7%, compared to $674.8 million for the three months ended September 30, 2023.

Annualized net interest margin was 3.73% for the third quarter of 2024, compared to 3.69% for the second quarter of 2024 and 4.03% for the third quarter of 2023. The average yield on interest earning assets for the third quarter of 2024 increased eight basis points and 11 basis points over the average yields for the second quarter of 2024 and the third quarter of 2023, respectively, while the average rate paid on interest-bearing liabilities for third quarter of 2024 increased eight basis points and 58 basis points over the average rates paid for the second quarter of 2024 and the third quarter of 2023, respectively. Net interest margin in the third quarter of 2024 as compared to the second quarter of 2024 was positively impacted by the average yield on interest earning assets, and as compared to the third quarter of 2023 was negatively impacted by increasing funding costs, which outpaced, on a percentage basis, increasing yields on loans and investment securities.  Accretion of the net discount had minimal to no impact on the average yield on loans during the third quarter of 2024, the second quarter of 2024 and the third quarter of 2023.

The Company recorded a $1.2 million provision for credit losses for the third quarter of 2024, compared to provision for credit losses of $171,000 and $674,000 for the second quarter of 2024 and the third quarter of 2023, respectively. The provision for credit losses in the third quarter of 2024 was mainly driven by increased quantitative loss rates due to changes in forecasted economic conditions, replenishment of the allowance due to charge-offs, and an increase in provision for credit losses for unfunded commitments. The increase in the provision for credit loss for unfunded commitments of $390,000, was due to a one new $9.5 million construction commitment and increased quantitative loss rates. Net charge-offs totaled $1.5 million during the third quarter of 2024, which included a $1.0 million complete charge-off on a commercial non-accrual loan, which was fully reserved for at June 30, 2024, a $480,000 complete charge-off of a non-accrual commercial real estate loan, which was sold during the quarter, and a complete write-down of one non-accrual farmland loan for $88,000, partially offset by two recoveries totaling $50,000 during the current quarter. The quantitative reserve was impacted by declines in forecasted economic conditions for national gross domestic product and increasing forecasted national unemployment, both of which are key indicators utilized to estimate credit losses.

Noninterest income for the third quarter of 2024 increased $1.3 million, or 85.1%, to $2.7 million compared to $1.5 million for the prior quarter of 2024, and increased $1.1 million, or 66.0%, compared to $1.7 million for the third quarter of 2023. The increase in noninterest income for the current quarter compared to the prior quarter of 2024 was primarily due to a $1.7 million increase in gain on equity securities as a result of positive fair value adjustments on these securities due to changes in market conditions, a $164,000 increase in service charges and other fees and an $85,000 increase in other income and fees, partially offset by a $287,000 decrease in gain on sale of loans due to no SBA loan sales in the current quarter, a $324,000 decrease in income on investment in a Small Business Investment Company (“SBIC”) fund due to losses in the underlying fund, and a $117,000 decrease in loan servicing fees and other fees due to lower servicing fee income. The increase in noninterest income for the current quarter compared to the same quarter in 2023 was primarily due to a $1.7 million increase in gain on equity securities, partially offset by a $478,000 decrease in income on an investment in SBIC fund, a $107,000 decrease in loan servicing fees and other fees due to lower loan origination volume, a $75,000 decrease in service charges and other fees primarily due to fewer customer deposits placed in Certificate of Deposit Account Registry Service (“CDARS”) and Insured Cash Sweep (“ICS”) money market product services via the IntraFi Network and a $28,000 decrease in gain on sale of loans.

Noninterest expense for the third quarter of 2024 increased $62,000, or 0.4%, to $16.1 million compared to $16.0 million for the prior quarter of 2024, and decreased $445,000, or 2.7%, compared to $16.5 million for the third quarter of 2023. The increase in noninterest expense for current quarter compared to the prior quarter of 2024 was primarily due to a $323,000 increase in data processing expense due to newly implemented services and vendor data processing invoice credits in the second quarter of 2024, with no similar credits in the current quarter, and a $76,000 increase in occupancy and equipment expense due to higher depreciation and property maintenance expense, partially offset by a $73,000 decrease in salaries and employee benefits as a result of a decrease in the number of full-time equivalent employees, and a $264,000 decrease in other expense due to increased legal costs and fraudulent check losses recorded in the second quarter of 2024, with no similar activity in the current quarter. The decrease in noninterest expense for the third quarter of 2024 compared to the third quarter of 2023 was primarily due to a $715,000 decrease in salaries and employee benefits as a result of decrease in full-time equivalent employees and lower incentive accruals due to lower loan production, partially offset by a $199,000 increase in data processing expense due to newly implemented services and a $76,000 increase in occupancy and equipment expense.

The provision for income taxes increased $279,000, or 14.0%, to $2.3 million for the third quarter of 2024 compared to $2.0 million for the second quarter of 2024 and decreased $366,000, or 13.9%, from $2.6 million for the third quarter of 2023. The effective tax rate for the third quarter of 2024 was 27.4%, compared to 26.3% for the prior quarter of 2024 and 28.5% for the third quarter of 2023. The effective tax rate increased from the prior quarter of 2024 due to an increase in the gain on equity securities and was lower compared to the third quarter of 2023 due to higher low-income housing tax credits during the current quarter.

Loans and Credit Quality

Loans, net of deferred fees, increased $47.9 million from June 30, 2024, and decreased $56.7 million from September 30, 2023, and totaled $1.9 billion at both September 30, 2024 and June 30, 2024, compared to $2.0 billion at September 30, 2023. The increase in loans at September 30, 2024 compared to June 30, 2024 was primarily due to $85.3 million of new loan originations and $36.8 million of loan purchases, partially offset by $63.5 million of loan repayments and $9.3 million in loans sold during the current quarter.

Nonperforming loans, consisting solely of non-accrual loans, totaled $9.7 million, or 0.51% of total loans, at September 30, 2024, compared to $16.1 million, or 0.87% of total loans, at June 30, 2024, and $14.3 million, or 0.73% of total loans, at September 30, 2023. The decrease in nonperforming loans from the prior quarter-end was primarily due to sale of  three non-accrual loans totaling $8.1 million, the pay-off of two non-accrual loans totaling $460,000, the complete charge-off of one non-accrual loan of $1.0 million and another totaling $88,000, and to a lesser extent paydowns on other non-accrual loans, partially offset by two new loans totaling $3.5 million being placed on non-accrual during the current quarter.

The portion of nonaccrual loans guaranteed by government agencies totaled $2.0 million at September 30, 2024, compared to $2.2 million and $801,000 at June 30, 2024 and September 30, 2023, respectively. There were no loans 90 days or more past due and still accruing and in the process of collection at September 30, 2024, June 30, 2024, and September 30, 2023. Accruing loans past due between 30 and 89 days at September 30, 2024, totaled $4.5 million, compared to $1.5 million at June 30, 2024 and $2.6 million at September 30, 2023. The $3.0 million increase in accruing loans past due between 30-89 days at September 30, 2024 compared to June 30, 2024, was primarily due to two commercial real estate loans totaling $2.9 million, which were less than 30 days past due at June 30, 2024.

At September 30, 2024, the Company’s allowance for credit losses for loans was $18.3 million, or 0.96% of total loans, compared to $19.0 million, or 1.02% of total loans, at June 30, 2024 and $19.8 million, or 1.01% of total loans, at September 30, 2023. We recorded net charge-offs of $1.5 million for the third quarter of 2024, compared to net charge-offs of $76,000 in the prior quarter of 2024 and net charge-offs of $25,000 in the third quarter of 2023. The increase in net charge-offs during the third quarter of 2024 compared to the prior quarter of 2024 was primarily due to a $1.0 million complete charge-off of one commercial non-accrual loan which was fully reserved for at June 30, 2024, a $480,000 charge-off related to a non-accrual loan sold during the quarter, and a complete write-down of one non-accrual loan for $88,000, partially offset by two recoveries totaling $50,000 during the current quarter, compared to one charge-off of $160,000 and one recovery of $97,000 during the previous quarter. These actions were taken due to collateral shortfalls deemed uncollectable. There was minimal charge-off activity during the third quarter of 2023.

As of September 30, 2024, acquired loans net of their discount totaled $176.7 million with a remaining net discount on these loans of $449,000, compared to $186.3 million of acquired loans with a remaining net discount of $540,000 at June 30, 2024, and $224.4 million of acquired loans with a remaining net discount of $419,000 at September 30, 2023. The change in the net discount from June 30, 2024, was due to payoff activity during the current quarter. The net discount includes a credit discount based on estimated losses on the acquired loans, partially offset by a premium, if any, based on market interest rates on the date of acquisition.

Deposits and Borrowings

Deposits totaled $2.1 billion at September 30, 2024, compared to $2.2 billion at both June 30, 2024 and September 30, 2023. The deposit mix shifted, in part, due to interest rate sensitive clients moving a portion of their non-operating deposit balances from lower costing deposits, including noninterest-bearing deposits, into higher costing money market and time deposits. At September 30, 2024, noninterest-bearing deposits totaled $618.3 million, or 28.9% of total deposits, compared to $618.6 million, or 28.4% of total deposits, at June 30, 2024, and $667.3 million, or 30.9% of total deposits, at September 30, 2023.

We consider our deposit base to be seasoned, stable and well-diversified, and we do not have any significant industry concentrations among our non-insured deposits. We also offer an insured cash sweep product (ICS) that allows customers to insure deposits above FDIC insurance limits. At September 30, 2024 and June 30, 2024, our average deposit account size (excluding public funds), calculated by dividing period-end deposits by the population of accounts with balances, was approximately $60,000 and $59,000, respectively.

The Bank has an approved secured borrowing facility with the FHLB of San Francisco for up to 25% of total assets for a term not to exceed five years under a blanket lien of certain types of loans, with no FHLB advances outstanding at September 30, 2024, June 30, 2024 or September 30, 2023. The Bank has Federal Funds lines with four corresponding banks with an aggregate available commitment on these lines of $65.0 million at September 30, 2024. There were no amounts outstanding under these lines at September 30, 2024, June 30, 2024 or September 30, 2023. During the first quarter of 2024, the Bank was approved for discount window advances with the FRB of San Francisco secured by certain loan types. At both September 30, 2024 and June 30, 2024, the Bank had no FRB of San Francisco advances outstanding.

At September 30, 2024 and June 30, 2024, the Company had outstanding junior subordinated deferrable interest debentures, net of fair value adjustments, assumed in connection with its previous acquisitions totaling $8.6 million, compared to $8.5 million at September 30, 2023. At September 30, 2024 and June 30, 2024, the Company had outstanding subordinated debt, net of costs to issue, totaling $63.7 million, compared to $63.8 million at September 30, 2023, respectively.

At September 30, 2024, June 30, 2024 and September 30, 2023, the Company had no other borrowings outstanding.

Shareholders’ Equity

Shareholders’ equity totaled $321.7 million at September 30, 2024, compared to $315.3 million at June 30, 2024, and $307.3 million at September 30, 2023. The increase at September 30, 2024 compared to June 30, 2024, reflects $6.0 million of net income during the current quarter and a $1.9 million decrease in accumulated other comprehensive loss, net of taxes, partially offset by repurchases of $1.1 million of common stock and $1.1 million of accrued cash dividends payable. At September 30, 2024, 465,598 shares remained available for future repurchases under the Company’s current stock repurchase plan.

The increase to shareholders’ equity for activity during the three months September 30, 2024, as compared to activity during three months ended September 30, 2023, primarily was due to a $3.3 million decrease in accumulated other comprehensive loss, net of taxes, partially offset by a $613,000 decrease in net income.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full range of loans, including SBA, CalCAP, FSA and USDA guaranteed loans, and deposit products and services to businesses and their affiliates in California, Washington, New Mexico, Colorado and Nevada. The Bank is an Equal Housing Lender and a member of FDIC. The Company’s common stock is listed on the NASDAQ Global Select Market under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions that are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

There are a number of factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to: adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a recession or slowed economic growth; changes in the interest rate environment, including the increases and decreases in the Federal Reserve benchmark rate and the duration at which such interest rate levels are maintained, which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and the current and future monetary policies of the

Federal Reserve in response thereto; the effects of any federal government shutdown; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; review of the Company’s accounting, accounting policies and internal control over financial reporting; risks and uncertainties related to the recent restatement of certain of our historical consolidated financial statements; future acquisitions by the Company of other depository institutions or lines of business;  fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform critical processing functions for us; environmental, social and governance goals; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission (“SEC”), which are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023

Interest income
Loans, including fees	$26,232	$25,014	$27,229	$76,503	$80,151
Investment securities	2,393	2,181	1,704	6,530	5,037
Fed funds sold and interest-bearing balances in banks	4,414	4,819	3,521	13,348	7,910
FHLB dividends	243	247	232	762	616
FRB dividends	144	145	144	433	432
Total interest and dividend income	33,426	32,406	32,830	97,576	94,146
Interest expense
Deposits	9,448	9,002	6,908	26,677	16,489
Subordinated debt	892	891	896	2,676	2,687
Junior subordinated debt	221	218	217	656	623
Total interest expense	10,561	10,111	8,021	30,009	19,799
Net interest income	22,865	22,295	24,809	67,567	74,347
Provision for (reversal of) credit losses	1,245	171	674	1,668	(311)
Net interest income after provision for (reversal of) credit losses	21,620	22,124	24,135	65,899	74,658
Noninterest income
Gain on sale of loans	—	287	28	287	508
Gain (loss) on equity securities	1,420	(321)	(274)	1,672	(2,087)
Service charges and other fees	898	734	973	2,471	2,740
Loan servicing fees and other fees	324	441	431	1,157	1,434
(Loss) income on investment in SBIC fund	(253)	71	225	(212)	939
Other income and fees	356	271	271	915	769
Total noninterest income	2,745	1,483	1,654	6,290	4,303
Noninterest expense
Salaries and employee benefits	9,569	9,642	10,284	29,247	32,065
Occupancy and equipment	2,209	2,133	2,133	6,496	6,134
Data processing	1,973	1,650	1,774	5,376	4,855
Other expense	2,323	2,587	2,328	7,038	6,551
Total noninterest expense	16,074	16,012	16,519	48,157	49,605
Income before provision for income taxes	8,291	7,595	9,270	24,032	29,356
Provision for income taxes	2,274	1,995	2,640	6,538	8,327
Net income	$6,017	$5,600	$6,630	$17,494	$21,029

Net income per common share:
Basic	$0.54	$0.50	$0.56	$1.55	$1.72
Diluted	0.54	0.50	0.56	1.55	1.72

Weighted average shares used to compute net income per common share:
Basic	11,148,482	11,254,233	11,812,583	11,308,901	12,243,506
Diluted	11,148,482	11,254,233	11,812,583	11,308,901	12,243,506

Comprehensive income
Net income	$6,017	$5,600	$6,630	$17,494	$21,029
Other comprehensive income (loss):
Change in unrealized gain (loss) on available-for-sale securities	3,414	710	(1,178)	4,820	(8,001)
Deferred tax (expense) benefit	(980)	(204)	338	(1,396)	2,302
Other comprehensive income (loss), net of tax	2,434	506	(840)	3,424	(5,699)
Comprehensive income	$8,451	$6,106	$5,790	$20,918	$15,330

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

(Dollars in thousands)

	September 30,	June 30,	September 30,
	2024	2024	2023

Assets
Cash and due from banks	$25,666	$23,278	$30,444
Federal funds sold and interest-bearing balances in banks	275,618	367,930	271,490
Cash and cash equivalents	301,284	391,208	301,934
Time deposits in banks	498	747	1,743
Investment securities available-for-sale ("AFS")	193,762	183,633	145,845
Equity securities, at fair value	14,329	12,837	11,639
Federal Home Loan Bank ("FHLB") stock, at par	11,313	11,313	11,313
Federal Reserve Bank ("FRB") stock, at par	9,640	9,635	9,621
Loans held for sale	2,252	—	1,274
Loans, net of deferred fees	1,912,105	1,864,172	1,968,804
Allowance for credit losses for loans	(18,310)	(19,000)	(19,800)
Premises and equipment, net	13,777	14,052	13,466
Core deposit intangible	2,999	3,304	4,221
Cash surrender value of bank owned life insurance policies, net	23,409	23,225	22,698
Right-of-use assets	12,709	12,874	15,220
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	43,735	47,095	47,570
Total Assets	$2,562,340	$2,593,933	$2,574,386

Liabilities and Shareholders’ Equity
Noninterest-bearing deposits	$618,296	$618,617	$667,336
Interest-bearing deposits
Transaction accounts and savings	690,810	725,550	790,089
Premium money market	337,500	302,738	270,675
Time deposits	489,835	528,105	431,344
Total deposits	2,136,441	2,175,010	2,159,444
Junior subordinated deferrable interest debentures, net	8,625	8,605	8,544
Subordinated debt, net	63,694	63,651	63,839
Salary continuation plans	4,697	4,733	4,886
Lease liabilities	13,660	13,779	16,017
Interest payable and other liabilities	13,542	12,890	14,396
Total Liabilities	2,240,659	2,278,668	2,267,126

Shareholders’ Equity
Common stock, no par value	172,470	173,395	183,499
Accumulated other comprehensive loss, net of tax	(11,168)	(13,602)	(17,260)
Retained earnings	160,379	155,472	141,021
Total Shareholders’ Equity	321,681	315,265	307,260
Total Liabilities and Shareholders’ Equity	$2,562,340	$2,593,933	$2,574,386

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Selected Financial Ratios and Other Data:	2024	2024	2023	2024	2023

Performance Ratios:
Return on average assets (1)	0.94%	0.87%	1.03%	0.91%	1.10%
Return on average equity (1)	7.54	7.11	8.55	7.36	8.93
Yield earned on average interest-earning assets (1)	5.45	5.37	5.34	5.37	5.21
Rate paid on average interest-bearing liabilities (1)	2.62	2.54	2.04	2.52	1.75
Interest rate spread - average during the period (1)	2.83	2.83	3.30	2.85	3.46
Net interest margin (1)	3.73	3.69	4.03	3.72	4.12
Loan to deposit ratio	89.50	85.71	91.17	89.50	91.17
Efficiency ratio (2)	62.76	67.34	62.42	65.20	63.07
Charge-offs, net	$1,544	$76	$25	$4,993	$400

Per Share Data:
Shares outstanding at end of period	11,130,372	11,172,323	11,673,830	11,130,372	11,673,830
Average diluted shares outstanding	11,148,482	11,254,233	11,812,583	11,308,901	12,243,506
Diluted earnings per share	$0.54	$0.50	$0.56	$1.55	$1.72
Book value per share	28.90	28.22	26.32	28.90	26.32
Tangible book value per share (3)	25.14	24.45	22.63	25.14	22.63

Asset Quality Data:
Nonperforming assets to total assets (4)	0.38%	0.62%	0.56%
Nonperforming loans to total loans (5)	0.51%	0.87%	0.73%
Allowance for credit losses on loans to nonperforming loans (5)	188.64%	117.81%	138.26%
Allowance for credit losses on loans to total loans	0.96%	1.02%	1.01%
Classified assets (graded substandard and doubtful)	$31,010	$38,796	$29,366
Total accruing loans 30‑89 days past due	4,491	1,468	2,592
Total loans 90 days past due and still accruing	—	—	—

Capital Ratios:
Tier 1 leverage ratio — Bank (6)	13.23%	13.62%	13.26%
Common equity tier 1 capital ratio — Bank (6)	16.81%	17.45%	17.20%
Tier 1 capital ratio — Bank (6)	16.81%	17.45%	17.20%
Total capital ratio — Bank (6)	17.76%	18.42%	18.23%
Equity to total assets — end of period	12.55%	12.15%	11.94%
Tangible equity to tangible assets — end of period (3)	11.10%	10.70%	10.44%

Loans:
Real estate	$1,725,309	$1,690,179	$1,785,640
Non-real estate	176,456	157,335	168,350
Nonaccrual loans	9,707	16,128	14,321
Mark to fair value at acquisition	449	540	419
Total Loans	1,911,921	1,864,182	1,968,730
Net deferred fees on loans	184	(10)	74
Loans, net of deferred fees	$1,912,105	$1,864,172	$1,968,804

Other Data:
Number of full-service offices	35	35	35
Number of full-time equivalent employees	336	338	376

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.
(4)	Nonperforming assets consist of nonaccrual loans, accruing loans that are 90 days or more past due, and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.
(6)	Regulatory capital ratios are for United Business Bank only.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains tangible book value per share and tangible equity to tangible assets, both of which are non-GAAP financial measures. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. Tangible equity and tangible common shareholders’ equity exclude intangible assets from shareholders’ equity, and tangible assets exclude intangible assets from total assets. For these financial measures, the Company’s intangible assets are goodwill and core deposit intangibles. The Company believes that these measures are consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents these measures to facilitate comparison of the quality and composition of the Company’s capital over time in comparison to its peers. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below:

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	September 30,	June 30,	September 30,
	2024	2024	2023

Tangible Book Value:
Total equity and common shareholders’ equity (GAAP)	$321,681	$315,265	$307,260
less: Goodwill and other intangibles	41,837	42,142	43,059
Tangible equity and common shareholders’ equity (Non-GAAP)	$279,844	$273,123	$264,201

Total assets (GAAP)	$2,562,340	$2,593,933	$2,574,386
less: Goodwill and other intangibles	41,837	42,142	43,059
Total tangible assets (Non-GAAP)	$2,520,503	$2,551,791	$2,531,327

Equity to total assets (GAAP)	12.55%	12.15%	11.94%
Tangible equity to tangible assets (Non-GAAP)	11.10%	10.70%	10.44%
Book value per share (GAAP)	$28.90	$28.22	$26.32
Tangible book value per share (Non-GAAP)	$25.14	$24.45	$22.63

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp